[FILED #C 14984-95
 MAY 04, 1999]



             Certificate of Amendment To Articles of Incorporation
                                   Of
                     Austin Land & Resources, Inc.

I, ANDREW W. BERNEY, certify that:

1. The original articles were filed with the Office of the Secretary of State on August 30, 1995.

2. As of the date of this certificate 6,000,000 shares of stock of the corporation have been issued.

3. Pursuant to a shareholder's meeting at which a majority voted in favor of the following amendment, the company hereby adopts the following amendment to the Articles of Incorporation of this Corporation.

First: Name of Corporation
The name of the corporation is Tangible Asset Galleries, Inc.
(the corporation)

/s/Andrew W. Berney
Andrew W. Berney
President/Director

/s/Douglas Ansell
Douglas Ansell
Secretary/Director



State of Nevada
County of Clark

                                [NOTARY PUBLIC
                               STATE OF NEVADA

                               County of Clark
                              BRIDGET E RICHARDS
                              No: 96-4099-1
                              My Appointment Expires Sept. 5, 2000]

On May 3, 1999, personally appeared before me, a Notary Public, Andrew W. Berney and Douglas Ansell, who acknowledged that they executed the above instrument.

/s/Bridget E. Richards
Bridget Richards
Notary in and for said State and County